Exhibit 99.1

NEWS RELEASE
Contact:
Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: 952-979-3768
srosenbaum@bioscrip.com
Bill Bunting
In-Site Communications
Tel: (212) 759-3929
bbunting@insitecony.com
FOR IMMEDIATE RELEASE
BIOSCRIP, INC. REPORTS 2010 FIRST QUARTER RESULTS
ELMSFORD, N.Y.—(BUSINESS WIRE)—April 30, 2010—BioScrip, Inc. (Nasdaq: BIOS) today announced a first quarter net loss of $7.2 million, or $0.18 per share on revenues of $335.1 million. These results compare to net income of $3.3 million, or $0.08 per share, on revenues of $325.7 million for the first quarter of 2009. The net loss includes one-time transaction expenses of $7.3 million ($5.5 million, net of taxes) related to the acquisition of Critical Homecare Solutions (“CHS”) and additional bad debt expense in connection with the Competitive Acquisition Program (“CAP”), which was terminated in 2008, of $1.5 million ($1.1 million, net of taxes). First quarter 2010 Adjusted EBITDA was $2.7 million compared to $6.2 million for the same period a year ago.
“We successfully closed the acquisition of CHS on March 25, 2010 and are pleased with the progress we have made to integrate them into our operations. We are on target to achieve our planned cost synergies and have identified additional cost of goods savings. Furthermore, we are seeing tangible results from our cross-selling efforts and continue to believe that the combined platform positions BioScrip to be a leading national, specialty pharmacy provider,” stated Richard H. Friedman, BioScrip’s Chairman and Chief Executive Officer. “While our first quarter results were impacted by several seasonal and timing-related items, including the delayed implementation of new business from January to March, and the acceleration of certain operating expenses in the quarter, we ended March at our expected revenue levels and have similar momentum going into the second quarter.”
Results of Operations
Revenue for the first quarter of 2010 totaled $335.1 million compared to $325.7 million for the same period a year ago, an increase of 2.9%. Excluding the impact of the terminated United Health Group (“UHG”) organ transplant and HIV/AIDS programs, first quarter 2010 revenues grew 8.6% over the comparable period in 2009. The increase was due primarily to increased specialty pharmacy revenues and includes approximately $5 million of revenues from CHS representing four billing days in the quarter. Specialty revenues increased by approximately $23.0 million, or 22%, in March 2010 compared to the prior two months average. This increase is a result of new business and a return to normalized utilization levels resulting from post year-end seasonality.
Gross profit for the first quarter of 2010 was $38.9 million compared to $36.0 million for the first quarter of 2009. Gross margin for the first quarter 2010 was 11.6%, compared to 11.0% for the same period of 2009. The increase was a result of the inclusion of CHS and new business, which more than offset the unfavorable impact of the competitive market conditions in the traditional pharmacy services and the previously disclosed AWP class action litigation settlement.
The first quarter 2010 operating loss was $6.3 million compared to an operating profit of $4.3 million for the first quarter of 2009. The operating loss in the first quarter of 2010 includes $5.0 million of CHS transaction expenses and a $1.5 million charge related to CAP. Reported expenses include $1.2 million of accelerated employee benefits, increased temporary staffing and other non-recurring expenses.
Interest expense in the first quarter of 2010 was $3.2 million, which includes a $2.3 million fee from the financing of the CHS acquisition and $0.5 million interest expense related to the Company’s new capital structure. This compares to $0.6 million in the same period of 2009.
Liquidity
As of March 31, 2010, the Company had $37.2 million of cash and cash equivalents. In addition, the revolving credit facility remains undrawn.
Financial Guidance
The Company reaffirms full-year 2010 guidance of approximately $1.67 to $1.73 billion in revenue and adjusted EBITDA of $67.0 to $71.0 million.
Conference Call
BioScrip will host a conference call to discuss its first quarter 2010 financial results on Friday April 30, at 8:30 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-926-7510 (US), or 212-231-2903 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available from 12:00 p.m. Eastern Time on Friday, April 30, through 12:00 p.m. Eastern Time on May 21, by dialing 800-633-8284 (US), or 402-977-9140 (International), and entering reservation number 21467687. An audio web cast and archive of the conference call will also be available under the investor relations section of the BioScrip website at www.bioscrip.com.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payers and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Forward Looking Statements-Safe Harbor
This press release may contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company, Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.
Earnings before interest, taxes, depreciation, amortization, and option expense (“EBITDAO”) is a non-GAAP financial measure as defined under U.S. Securities and Exchange Commission Regulation G. As required by Regulation G, BioScrip has provided on Schedule 3 a reconciliation of this measure to the most comparable GAAP financial measure. The non-GAAP measure presented provides important insight into the ongoing operations and a meaningful benchmark to evidence the Company’s continuing profitability trend.
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TABLES TO FOLLOW

BIOSCRIP, INC
CONSOLIDATED BALANCE SHEETS
SCHEDULE 1
(in thousands, except for share amounts)

	March 31,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$37,245	$—
Receivables, less allowance for doubtful accounts of $13,113 and $11,504 at March 31, 2010 and December 31, 2009, respectively	179,212	151,113
Inventory	60,406	51,256
Deferred taxes	23,218	12,913
Prepaid expenses and other current assets	14,339	3,999

Total current assets	314,420	219,281

Property and equipment, net	22,514	15,454
Deferred taxes	13,848	26,793
Goodwill	309,771	24,498
Intangible assets, net	44,724	—
Deferred financing costs	11,082	—
Other non-current assets	4,204	1,194

Total assets	$720,563	$287,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$—	$30,389
Current portion of long-term debt	2,628	—
Accounts payable	81,648	74,535
Notes payable	2,250	—
Claims payable	2,070	4,068
Amounts due to plan sponsors	14,194	4,938
Deferred revenue	3,657	—
Accrued expenses and other current liabilities	27,944	14,273

Total current liabilities	134,391	128,203

Long-term debt, net of current portion	322,690	—
Income taxes payable	5,980	2,437
Other non-current liabilities	911	787

Total liabilities	463,972	131,427

Stockholders’ equity
Common stock, $.0001 par value; 75,000,000 shares authorized; shares issued: 55,980,327 and 42,766,478, respectively; shares outstanding; 53,014,245 and 39,675,865, respectively	6	4
Treasury stock, shares at cost: 2,652,917 and 2,647,613, respectively	(10,478)	(10,367)
Additional paid-in capital	362,753	254,677
Accumulated deficit	(95,690)	(88,521)

Total stockholders’ equity	256,591	155,793

Total liabilities and stockholders’ equity	$720,563	$287,220

Schedule 2
BIOSCRIP, INC
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenue	$335,068	$325,749
Cost of revenue	296,150	289,759

Gross profit	38,918	35,990
% of Revenue	11.6%	11.0%
Operating expenses
Selling, general and administrative expenses	36,354	30,327
Bad debt expense	3,650	1,380
Acquisition and integration expenses	5,040	—
Amortization of intangibles	176	—

Total operating expense	45,220	31,707
% of Revenue	13.5%	9.7%
(Loss) income from operations	(6,302)	4,283
Interest expense, net	3,169	594

(Loss) income before income taxes	(9,471)	3,689
Tax (benefit) provision	(2,302)	404

Net (loss) income	$(7,169)	$3,285

Basic weighted average shares	40,825	38,709

Diluted weighted average shares	40,825	38,787

Basic net (loss) income per share
Diluted net (loss) income per share	$(0.18)	$0.08
	$(0.18)	$0.08

Schedule 3
BIOSCRIP, INC
Reconciliation between GAAP and Non-GAAP Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months
	March 31,
	2010	2009
Net (Loss) income	$(7,169)	$3,285
Addback items:
Depreciation and amortization	1,660	1,111
Interest expense, net	3,169	594
Taxes	(2,302)	404
Stock-based compensation expense	804	776

Earnings before interest, taxes, depreciation, amortization and share-based compensation expense (EBITDAO)	$(3,838)	$6,170

Adjusted EBITDA	$(3,838)	$6,170
Addback unusual or infrequent items:
Acquisition and integration related costs	5,040	—
Bad debt expense related to contract termination	1,483	—

Adjusted EBITDA	$2,685	$6,170